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                                                                     EXHIBIT 3.1


                    RESTATED CERTIFICATE OF INCORPORATION

                        OF TRIAD SYSTEMS CORPORATION

     (Incorporated March 9, 1987 as Delaware Triad Systems Corporation)


        FIRST: The name of the Corporation is Triad Systems Corporation (hereinafter sometimes referred to as the "Corporation").

        SECOND: The address of the registered office of the Corporation in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of the registered agent at that address is The Corporation Trust Company.

        THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of Delaware.

        FOURTH:

        A. The total number of shares of all classes of stock which the Corporation shall have authority to issue is fifty-one million (51,000,000), consisting of:

           (1) one million (1,000,000) shares of Preferred Stock, par value one cent ($0.01) per share (the "Preferred Stock"); and

           (2) fifty million (50,000,000) shares of Common Stock, par value one tenth of one cent ($0.001) per share (the "Common Stock").

        B. The Board of Directors is authorized, subject to any limitations prescribed by law, to provide for the issuance of the shares of Preferred Stock in series, and by filing a certificate pursuant to the applicable law of the State of Delaware, to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences, and rights of the shares of each such series and any qualifications, limitations or restrictions thereon; provided, however, that each share of such Preferred Stock issued by the Corporation must be initially convertible into one share of Common Stock and will be entitled to a number of votes no greater than the number of votes applicable to the shares of Common Stock into which such shares of Preferred Stock are convertible. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the Common Stock, without a vote of the holders of the Preferred Stock, or of any series thereof, unless a vote of any such holders is required pursuant to the certificate or certificates establishing the series of Preferred Stock.



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        Pursuant to the foregoing provision, the Board of Directors has created one series of Preferred Stock with the following rights, powers, preferences, qualifications, limitations and restrictions:

    Section 1. Designation and Amount. The shares of such series shall be designated as "Senior Cumulative Convertible Preferred Stock" (the "Senior Preferred Stock"), $0.01 par value per share, and the number of shares constituting such series shall be 1,000,000.

    Section 2. Dividends and Distributions. (A) The holders of the Senior Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available for such purpose, cumulative cash dividends payable (i) for the period (the "Initial Dividend Period") from the date of first issuance of shares of Senior Preferred Stock to and including September 30, 1992, on November 2, 1992, and (ii) thereafter, for each Quarterly Dividend Period (as hereinafter defined), on the first business day of February, May, August and November in each year (hereinafter referred to as a "Quarterly Dividend Payment Date"), at the following rates per share: (i) for the Initial Dividend Period and for each subsequent Quarterly Dividend Period to and including September 30, 1995, at a rate per annum of $.80; (ii) for each Quarterly Dividend Period from October 1, 1995 to and including September 30, 1996, at a rate per annum of $1.60; and (iii) for each Quarterly Dividend Period commencing on October 1, 1996 and thereafter, at a rate per annum of $2.00, and shall be paid to holders of record on such respective dates which shall not be more than 60 days preceding such Quarterly Dividend Payment Dates, as may be determined by the Board of Directors in advance of the payment of the particular dividend. "Quarterly Dividend Periods" shall commence on October 1, January 1, April 1 and July 1 in each year and end on the day next preceding the first day of the next Quarterly Dividend Period. Dividends shall commence to accrue on a daily basis and be cumulative from the date of first issuance of shares of the Senior Preferred Stock. The amount of dividends so payable shall be determined on the basis of a year of 365/6 days. Accrued but unpaid dividends shall not bear interest. Dividends paid on the shares of Senior Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-for-share basis among all such shares outstanding at the record date for such payment.

        (B) So long as any shares of the Senior Preferred Stock are outstanding, no dividends or other distributions, other than dividends or distributions payable in shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Senior Preferred Stock, shall be declared or paid or distributed, or set aside for payment or distribution (including repurchases or redemption of stock ranking junior to the Senior Preferred Stock, other than repurchases of Common Stock from the Corporation's employees in an amount not to exceed in the aggregate 100,000 shares, and the acceptance by the Corporation of shares of Common Stock in lieu of cash as payment for all or part of the exercise price of stock options held by employees or directors), on the Corporation's Common Stock or on any other shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Senior




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Preferred Stock unless, in each case, the dividends and distributions required by this Section 2 to be declared on the Senior Preferred Stock shall have been paid and, in the case of a cash dividend, the Board of Directors shall have concluded in good faith that such dividend is at a level consistent with a recurring quarterly dividend, rather than an extraordinary dividend.

        (C) The holders of the Senior Preferred Stock shall not be entitled to receive any dividends or other distributions except as provided herein and in
Section 5.

    Section 3. Voting Rights. No share of Senior Preferred Stock shall have any voting rights whatsoever on any matter, unless and until any holder of the shares of Senior Preferred Stock notifies the Secretary of the Corporation in writing that such holder elects to have the voting rights set forth in Sections 3(A) through 3(E) with respect to shares of Senior Preferred Stock. In the event of such notice, upon receipt thereof by the Secretary of the Corporation, all of the shares of Senior Preferred Stock shall have the voting rights set forth below. The Corporation shall, upon the written request of any stockholder of record of the Corporation, promptly mail to such stockholder a certificate of the Corporation's Secretary stating whether the foregoing condition has been met.

        (A) Except as otherwise required by law or by this Section 3, the shares of Senior Preferred Stock shall be voted together with the Corporation's Common Stock at any annual or special meeting of stockholders of the Corporation, and shall have voting rights and powers equal to the voting rights and powers of the Common Stock, with number of votes determined as follows: each share of Senior Preferred Stock shall be entitled to such number of votes on the record date fixed for any such meeting, as shall be equal to the whole number of shares of the Corporation's Common Stock into which such share of Senior Preferred Stock is convertible immediately after the close of business on the record date fixed for such meeting. The holders of the shares of the Senior Preferred Stock shall have no rights with respect to the election of directors except for the voting rights set forth in Sections 3(B) and 3(C).

        (B) (1) Subject to Section 3(C) hereof, the holders of the Senior Preferred Stock, voting as a separate class, shall have the right to elect one director (the "Senior Preferred Director") to a class of the Corporation's Board of Directors separate and apart from the classes of directors elected by the Common Stock, with a term of office to expire at the 1993 annual meeting of stockholders and thereafter at each third succeeding annual meeting of stockholders after such election (subject to earlier termination in accordance with Section 3(B)(2)), provided that the Senior Preferred Director meets the eligibility qualifications set forth in the next sentence. To he qualified for election, the Senior Preferred Director in each case must be nominated by Richard C. Blum & Associates, Inc. ("RCBA") and be reasonably acceptable to the Corporation. The Senior Preferred Director may be removed at any time without cause by the affirmative vote of the holders of a majority of the shares of Senior Preferred Stock at the time entitled to vote, and any vacancy thereby created or created by any removal of such director for cause may be filled only by the vote of such holders.



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            (2) The right of the Senior Preferred Stock to elect the Senior
Preferred Director will cease and terminate on the earlier of (a) the filing of a Schedule 13D with the Securities and Exchange Commission on behalf of RCBA, together with its affiliates and such accounts and partnerships as RCBA manages or advises (the "RCBA Group") or (b) receipt by the Corporation of a certificate from RCBA pursuant to Section 3.7(c) of the Unit Purchase Agreement dated as of July 2, 1992 by and among RCBA, certain purchasers and the Corporation (the "Unit Purchase Agreement"), which Schedule 13D or Certificate reports that the RCBA Group has ceased to own beneficially in the aggregate (i) either Voting Stock representing 10% or more of the Total Current Voting Power or Equity Securities representing 10% or more of the Total Potential Voting Power, or (ii) a majority of the shares of Senior Preferred Stock issued on the date of first issuance of the Senior Preferred Stock. Upon the termination of the foregoing special voting rights, the term of office of the Senior Preferred Director shall forthwith terminate. The Corporation shall, upon the written request of any stockholder of record of the Corporation, promptly mail to such stockholder a certificate of the Corporation's Secretary stating whether the conditions under this Section 3(B)(2) have been met.

            (3) For purposes of this Section 3, "Voting Stock" means outstanding shares of Common Stock, those outstanding shares of Preferred Stock entitled to vote (other than solely in connection with a default in payment of dividends) and any other outstanding securities of the Corporation having the ordinary power to vote in the election of directors of the (Corporation, other than securities having such power only upon the happening of a contingency which has not yet occurred. "Total Current Voting Power" means, at the relevant point in time, all actually issued and outstanding Voting Stock. "Equity Securities" means any securities having voting rights in the election of the Corporation's Board of Directors not contingent upon default, any securities convertible into or exercisable or exchangeable for any shares of the foregoing, counted in each case as if all such securities are fully converted, exercised or exchanged for the maximum number of voting securities obtainable, except that the Preferred Stock (and the Common Stock into which such Preferred Stock is convertible, unless actually outstanding) shall not be counted for this purpose. "Total Potential Voting Power" means, at the relevant point in time, all actually issued and outstanding Equity Securities.

        (C) In the event that the Corporation shall be in arrears as to dividend payments upon the Senior Preferred Stock required under Section 2 for four consecutive quarters, or for six of any eight consecutive quarters, the number of directors constituting the Corporation's Board of Directors shall be increased by that number of directors which, when combined with the Senior Preferred Director, if any, and with the director, if any, nominated by RCBA pursuant to Section 3.6(b) of the Unit Purchase Agreement, constitutes not less than one third of the Corporation's total authorized directors (such number of directors being referred to herein as the "Default Directors"). Thereafter, until such time as all dividends in arrears have been paid or declared and set apart for payment, holders of the Senior Preferred Stock, voting as a separate class, shall be entitled at each subsequent annual meeting of stockholders or any subsequent special meeting of stockholders for the election of directors, to elect the Default Directors to fill




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such newly created directorships. The Default Directors may be removed at any time, without cause by the affirmative vote of the holders of a majority of the shares of Senior Preferred Stock at the time entitled to vote, and any vacancy thereby created or created by any removal of such director for cause may be filled by the vote of such holders. If and when such dividend arrearage shall cease to exist, the holders of the Senior Preferred Stock shall be divested of the foregoing special voting rights, subject to revesting in the event of each and every subsequent like default in payment of dividends. Upon the termination of the foregoing special voting rights, the terms of office of all persons who may have been elected directors pursuant to the foregoing special voting rights shall forthwith terminate and the number of directors constituting the Board of Directors shall be reduced by the number added as provided in this section. The voting rights granted by this Section 3(C) shall be in addition to any other voting rights granted to the holders of the Senior Preferred Stock in this
Section 3.

        (D) Except as set forth herein or as otherwise required by law, holders of Senior Preferred Stock shall have no special voting rights and their consent shall not be required (except to the extent that they are entitled to vote with holders of the Common Stock as set forth herein) for taking any corporate action.

        (E) Notwithstanding anything herein to the contrary, upon the separation and separate certification of any share of Senior Preferred Stock from its Unit, as provided in Section 2 of the Unit Certificate attached as Exhibit B to the Unit Purchase Agreement, the holder of such share of Senior Preferred Stock shall immediately cease to have any voting rights whatsoever with respect to such share, except for the voting rights set forth in Section 3(C). The Corporation shall, upon the written request of any stockholder of record of the Corporation, promptly mail to such stockholder a certificate of the Corporation's Secretary stating the number of shares of Series Preferred Stock as to which the foregoing condition has been met.

    Section 4. Reacquired Shares. Any shares of Senior Preferred Stock purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and canceled promptly after the acquisition thereof All such shares shall upon their cancellation and upon the taking of any action by applicable law become authorized but unissued shares of Preferred Stock and may be reissued as part of a new series of Preferred Stock to be created by resolution or resolutions of the Board of Directors, subject to the conditions and restrictions on issuance set forth herein.

    Section 5. Liquidation, Dissolution or Winding Up.

        (A) In the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, the assets and funds of the Corporation available for distribution to the stockholders shall be distributed as follows:

            (i) The holders of the Senior Preferred Stock shall be entitled to receive, prior to and in preference to any distribution of any of the assets and funds of the Corporation to the holders of Common Stock or any shares of stock ranking junior





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(either as to dividends or upon liquidation, dissolution or winding up) to the
Senior Preferred Stock, $20.00 per share, plus an amount equal to accrued and unpaid dividends thereon, whether or not earned or declared, to the date of such distribution (the "Liquidation Preference"). If upon the occurrence of any liquidation, dissolution or winding up of The Corporation, the assets and funds available for distribution among the holders of the Senior Preferred Stock pursuant to this subsection (i) shall be insufficient to permit the payment to such holders of the full aforesaid preferential amount, then the entire assets and funds of the Corporation legally available for distribution shall be distributed ratably among the holders of the Senior Preferred Stock in proportion to the amount of such Senior Preferred Stock owned by each holder.

            (ii) After the distribution described in subsection (i) above has been paid, the remaining assets and funds of the Corporation available for distribution to stockholders shall be distributed pro rata among the holders of Common Stock.

        (B) (1) A consolidation or merger of the Corporation with or into any other corporation or corporations, where the stockholders of the Corporation immediately prior to such transaction shall own less than a majority of the voting stock of the surviving corporation immediately following such consolidation or merger, or a sale, conveyance or disposition of all or substantially all of the assets of the Corporation (any of which transactions is referred to as a "Corporate Sale"), shall be deemed a liquidation, dissolution or winding up of the Corporation for purposes of this Section 5 only in the event that the Price Per Common Share (as defined below) is less than 150% of the exercise price in effect immediately prior to the closing of the Corporate Sale of those certain Warrants (the "Warrants") issued pursuant to the Unit Purchase Agreement (as defined in Section 3 hereof). In such event the Corporation shall, (i) if the Corporate Sale is a sale, conveyance or disposition of all or substantially all of the assets of the Corporation, redeem immediately after such Corporate Sale, to the extent funds are legally available therefor, all of the outstanding shares of Senior Preferred Stock for cash or other consideration received by the Corporation in such Corporate Sale in an amount per share equal to the Liquidation Preference calculated as of the date of such Corporate Sale, with the value of such other consideration received in such Corporate Sale to be determined by an Independent Appraiser (as defined below) (and the Corporation shall not effect such a Corporate Sale if funds are not legally available therefor without the approval of holders of a majority of the Senior Preferred Stock) or (ii) if the Corporate Sale is a merger or consolidation, ensure that the holders of Senior Preferred Stock receive as part of such Corporate Sale cash or securities with a value equal to the Liquidation Preference calculated as of the date of such Corporate Sale, such value to be determined by an Independent Appraiser, and if the Corporation does not ensure that the holders receive such consideration, the Corporation shall not effect such Corporate Sale without the approval of holders of a majority of the Senior Preferred Stock. The Price Per Common Share shall be calculated by dividing the Corporate Sale Proceeds by the number of shares of Common Stock on an As-Converted Basis. Common Stock on an As-Converted Basis shall be deemed to include all shares of Common Stock actually issued and outstanding immediately prior to the closing of such Corporate Sale and all shares of Common Stock issuable upon exercise or conversion of




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outstanding rights to acquire Common Stock determined by an independent appraiser or investment banking firm selected by the Corporation and reasonably acceptable to a majority of the holders of the Senior Preferred Stock ("Independent Appraiser") to have an exercise price or conversion price of less than the market value of the Common Stock on the date of determination. Corporate Sales Proceeds shall be deemed to include the aggregate value of stock, securities, cash or other property to be distributed to the Corporation or its stockholders in connection with the Corporate Sale plus the consideration from the exercise or conversion of all rights to acquire Common Stock that are included in the Common Stock on an As-Converted Basis, net of
(i) the product of the Liquidation Preference and the number of outstanding shares of Senior Preferred Stock immediately prior to the closing of the Corporate Sale (the "Aggregate Liquidation Preference"), and (ii) in the case of a sale of all or substantially all the assets of the Corporation, the fair market value of all liabilities other than the Aggregate Liquidation Preference, as determined by an Independent Appraiser.

            (2) In no event shall an amount be paid or distributed to the holders of the Senior Preferred Stock under this Section 5, if and so long as such payment would constitute a breach under the Company's indebtedness as in effect on the date of the original issuance of the Senior Preferred Stock.

        (C) (1) In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation which will involve the distribution of assets other than cash or securities, an Independent Appraiser shall promptly be engaged to determine the value of the assets to be distributed to the holders of shares of Senior Preferred Stock.

            (2) In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation which will involve the distribution of securities, such securities shall be valued as follows:

                (a) Securities not subject to investment letter or other similar restrictions on marketability:

                    (i) If traded on a securities exchange or on the NASDAQ National Market System, the value shall be deemed to be the average of the closing prices of the securities on such exchange over the 30-day period ending three (3) days prior to the closing; and

                    (ii) If actively traded over-the-counter, the value shall be deemed to be the average of the closing bid and asked prices over the 30-day period ending three (3) days prior to the closing; and

                    (iii) If there is no active public market, the value shall be the fair market value thereof, as determined by an Independent Appraiser.



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                    (b) The method of valuation of securities subject to
investment letter or other restrictions on free marketability shall be to make an appropriate discount from the market value determined as above in (a)(i),
(ii) or (iii) to reflect the approximate fair market value thereof, as determined by an Independent Appraiser.

    Section 6. Redemption.

        (A) Shares of Senior Preferred Stock may be redeemed, at the option of the Corporation, at any time or from time to time, subject to the provisions of this Section 6, out of funds legally available for such purpose. The redemption price for each share of Senior Preferred Stock shall be an amount in cash equal to the sum of $20.00 plus all accrued and unpaid dividends thereon to the date fixed for redemption. If less than all the outstanding shares of Senior Preferred Stock are to be redeemed in an initial redemption, the shares to be redeemed shall be at least half of the shares of the Senior Preferred Stock outstanding on the redemption date, and the shares so to be redeemed shall be redeemed on a pro-rata basis among all such shares outstanding at the record date for such redemption. If less than all the outstanding shares of Senior Preferred Stock are redeemed in such an initial redemption, the Corporation shall be required to redeem all remaining shares of Senior Preferred Stock outstanding in any subsequent redemption.

        (B) Mechanics of Redemption.

            (i) In the event the Corporation shall redeem shares of Senior Preferred Stock, notice of such redemption (the "Redemption Notice") shall be given by first class mail, postage prepaid, mailed not less than thirty (30) nor more than sixty (60) days prior to the redemption date, to each holder of record of the shares to be redeemed, at such holder's address as the same appears on the stock register of the Corporation. Each such Redemption Notice shall state the redemption date (the "Redemption Date"), the number of shares of Senior Preferred Stock to be redeemed and, if less than all the shares held by such holder are to be redeemed, the number of such shares to be redeemed from such holder, the redemption price, the place or places where certificates for such shares are to be surrendered for payment of the redemption price, and that dividends on the shares to be redeemed will cease to accrue on such Redemption Date. A Redemption Notice having been mailed as aforesaid, from and after the Redemption Date (unless default shall be made by the Corporation in providing money for the payment of the redemption price), dividends on the shares of the Senior Preferred Stock so called for redemption shall cease to accrue, and said shares shall no longer be deemed to be outstanding, and all rights of the holders thereof as holders of Senior Preferred Stock (except the right to receive from the Corporation the redemption price) shall cease except as herein provided. Shares of Senior Preferred Stock so called for redemption may be tendered by the holder thereof to the Corporation for the exercise of Warrants issued pursuant to the Unit Purchase Agreement as defined in Section 3 hereof for thirty (30) days after the mailing of the Redemption Notice pursuant to Section 6(B)(ii) hereof. Upon surrender in accordance with said Redemption Notice




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of the certificates for any shares of Senior Preferred Stock so redeemed
(properly endorsed or assigned for transfer, if the Corporation shall so require and the notice shall so state), such shares shall be redeemed by the Corporation at the redemption price aforesaid.

            (ii) The Corporation's obligation to provide moneys in accordance with the preceding sentence shall be deemed fulfilled if, on or before the Redemption Date, the Corporation shall deposit in a bank or trust company having a capital and surplus of at least $50,000,000, funds necessary for such redemption, in trust, with irrevocable instructions that such funds be applied to the redemption of the shares of Senior Preferred Stock so called for redemption. Any interest accrued on such funds shall be paid to the Corporation from time to time. Any funds so deposited and unclaimed at the end of twelve
(12) months from such Redemption Date shall be released or repaid to the Corporation, after which the holder or holders of Senior Preferred Stock so called for redemption shall look only to the Corporation for payment of the redemption price.

    Section 7. Conversion. The holders of the Senior Preferred Stock shall have conversion rights as follows (the "Conversion Rights"):

        (A) Right to Convert.

            (i) Subject to subsection (C) below, each share of Senior Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share at the office of the Corporation or any transfer agent for the Senior Preferred Stock, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing $20.00 by the Conversion Price at the time in effect for such share. The initial Conversion Price per share for shares of Senior Preferred Stock shall be $20.00, provided, however, that the Conversion Price for the Senior Preferred Stock shall be subject to adjustment as set forth in subsection (C) below.

            (ii) In the event of a call for redemption of any shares of Senior Preferred Stock pursuant to Section 6 hereof, the Conversion Rights shall terminate as to the shares designated for redemption at the close of business on the Redemption Date as may have been fixed in any Redemption Notice with respect to such shares of Senior Preferred Stock, unless default is made in payment of the redemption price.

        (B) Mechanics of Conversion. Before any holder of Senior Preferred Stock shall be entitled to convert the same into shares of Common Stock, such holder shall surrender the certificate or certificates therefor, duly endorsed, at the office of this Corporation or of any transfer agent for the Senior Preferred Stock, and shall give written notice by mail, postage prepaid, to the Corporation at its principal corporate office, of the election to convert the same and shall state therein the name or names in which the certificate or certificates for shares of Common Stock are to be issued. The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to





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such holder of Senior Preferred Stock, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Senior Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date.

        (C) Conversion Price Adjustments. The Conversion Price of the Senior Preferred Stock shall be subject to adjustment from time to time as follows:

            (i) In case the Corporation shall at any time subdivide the outstanding shares of Common Stock, or shall issue a stock dividend on its outstanding Common Stock, the Conversion Price of the Senior Preferred Stock in effect immediately prior to such subdivision or the issuance of such dividend shall be proportionately decreased, and in case the corporation shall at any time combine the outstanding shares of Common Stock, the Conversion Price of the Senior Preferred Stock in effect immediately prior to such combination shall be proportionately increased, effective at the close of business on the date of such subdivision, dividend or combination, as the case may be.

            (ii) If at any time or from time to time there shall be a recapitalization of the Common Stock or a consolidation or merger of the Corporation with or into any other person (other than a consolidation or a merger in which the Corporation is the surviving entity and the holders of the Corporation's voting stock (defined for purposes of this Section 7(C) as Common Stock and Senior Preferred Stock which has not lost its right to vote pursuant to Section 3(E)) before such consolidation or merger continue to own at least a majority of the voting power of the Corporation) or a sale of all or substantially of the assets of the Corporation, provision shall be made so that the holders of the Senior Preferred Stock shall thereafter be entitled to receive upon conversion of the Senior Preferred Stock the number of shares of stock or other securities or property of the Corporation, or otherwise, to which a holder of Common Stock deliverable upon conversion of the Senior Preferred Stock would have been entitled upon such event. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 7 with respect to the rights of the holders of the Senior Preferred Stock after the recapitalization, merger, consolidation or sale of assets to the end that the provisions of this Section 7 (including adjustment of the Conversion Price for the Senior Preferred Stock then in effect and the number of shares purchasable upon conversion of the Senior Preferred Stock) shall be applicable after that event as nearly equivalent as may be practicable.

            (iii) The Corporation will not, by amendment of its Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or



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hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this subsection (C) and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Senior Preferred Stock against impairment.

        (D) No Fractional Shares and Certificate as to Adjustments.

            (i) No fractional shares shall be issued upon conversion of the Senior Preferred Stock. In lieu of the issuance of any fractional share that would otherwise be issued, the Corporation shall pay in cash the fair value of such fraction of a share as of the time when those entitled to receive such fractions are determined. Whether or not fractional shares are issuable upon such conversion shall be determined on the basis of the total number of shares of Senior Preferred Stock the holder is at the time converting into Common Stock and the number of shares of Common Stock issuable upon such aggregate conversion.

            (ii) Upon the occurrence of each adjustment or readjustment of the Conversion Price of Senior Preferred Stock pursuant to this Section 7, the Corporation, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Senior Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Senior Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (a) such adjustment and readjustment, (b) the Conversion Price for the Senior Preferred Stock at the time in effect and (c) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of a share of Senior Preferred Stock.

        (E) Notices of Record Date. In the event of any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right (including an event described in Section 7(c)(ii) hereof), the Corporation shall mail to each holder of Senior Preferred Stock, at least 20 days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right.

        (F) Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but Common Stock solely for the purpose of effecting the conversion of the shares of the Senior Preferred Stock such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Senior Preferred Stock; and if at any time the number of authorized but unissued shares of

Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Senior Preferred Stock, in addition to such other remedies as shall be available to the holder of such stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes.

        (G) Notices. Any notice required by the provisions of this Section 7 to be given to the holders of shares of Senior Preferred Stock shall be deemed given if mailed, postage prepaid, or sent via overnight courier service and addressed to each holder of record at his address appearing on the books of the Corporation.

    Section 8. Ranking. The Senior Preferred Stock shall be senior to all other series of the Corporation's preferred stock as to the payment of dividends and the distribution of assets.

    Section 9. Amendment. The Certificate of Incorporation of the Corporation shall not be amended in any manner which would alter or change the powers, preferences or special rights of the Senior Preferred Stock so as to affect them adversely without the affirmative vote of the holders of at least a majority of the outstanding shares of Senior Preferred Stock, voting together as a single class.

        FIFTH: The following provisions are inserted for the management of the business and the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

        A. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. In addition to the powers and authority expressly conferred upon them by Statute or by this Certificate of Incorporation or the By-Laws of the Corporation, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation.

        B. The directors of the Corporation need not be elected by written ballot unless the By-Laws so provide.

        C. Any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of stockholders of the Corporation and may not be effected by any consent in writing by such stockholders.

        D. Special meetings of stockholders of the Corporation may be called only by the Board of Directors pursuant to a resolution adopted by a majority of the total number of authorized directors (whether or not there exist any vacancies in previously authorized directorships at the time any such resolution is presented to the Board for adoption).

        SIXTH:

        A. The directors shall be divided into three classes, as nearly equal in number as reasonably possible, with the term of office of the first class to expire at the 1988 annual meeting of stockholders, the term of office of the second class to expire at the 1989 annual meeting of stockholders and the term of office of the third class to expire at the 1990 annual meeting of stockholders. At each annual meeting of stockholders following such initial classification and election, directors shall be elected to succeed those directors whose terms expire for a term of office to expire at the third succeeding annual meeting of stockholders after their election. All directors shall hold office until the expiration of the term for which elected, and until their respective successors are elected, except in the case of the death, resignation, or removal of any director.

        B. Subject to the rights of the holders of any series of Preferred Stock then outstanding, newly created directorships resulting from any increase in the authorized number of directors or any vacancies in the Board of Directors resulting from death, resignation, retirement, removal from office, disqualification or other cause may be filled only by a majority vote of the directors then in office, though less than a quorum, and directors so chosen shall hold office for a term expiring at the annual meeting of stockholders at which the term of office of the class to which they have been elected expires. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

        C. Subject to the rights of the holders of any series of Preferred Stock then outstanding, any directors, or the entire Board of Directors, may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of at least a majority of the voting power of all of the then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

        SEVENTH: The Board of Directors is expressly empowered to adopt, amend or repeal By-laws of the Corporation. Any adoption, amendment or repeal of By-laws of the Corporation by the Board of Directors shall require the approval of a majority of the total number of authorized directors (whether or not there exist any vacancies in previously authorized directorships at the time any resolution providing for adoption, amendment or repeal is presented to the Board). The stockholders shall also have power to adopt, amend or repeal the By-laws of the Corporation. In addition to any vote of the holders of any class or series of stock of this Corporation required by law or by this Certificate of Incorporation, the affirmative vote of the holders of at least a majority of the voting power of all of the then outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to adopt, amend or repeal any provisions of the By-laws of the Corporation.

        EIGHTH: A director of this Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit.

        If the Delaware General Corporation Law is hereafter amended to authorize the further elimination or limitation of the liability of a director, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

        Any repeal or modification of the foregoing provisions of this Article EIGHTH by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

        NINTH: The Board of Directors of the Corporation (the "Board"), when evaluating any offer of another party, (a) to make a tender or exchange offer for any Voting Stock of the Corporation (as defined in Article SIXTH) or (b) to effect any merger, consolidation, or sale of all or substantially all of the assets of the Corporation, shall, in connection with the exercise of its judgment in determining what is in the best interests of the Corporation as a whole, be authorized to give due consideration to such factors as the Board determines to be relevant, including, without limitation:

        (i) the interests of the Corporation's stockholders;

        (ii) whether the proposed transaction might violate federal or state laws;

        (iii) not only the consideration being offered in the proposed transaction, in relation to the then current market price for the outstanding capital stock of the Corporation, but also to the market price for the capital stock of the Corporation over a period of years, the estimated price that might be achieved in a negotiated sale of the Corporation as a whole or in part or through orderly liquidation, the premiums over market price for the securities of other corporations in similar transactions, current political, economic and other factors bearing on securities prices and the Corporation's financial condition and future prospects; and

        (iv) the social, legal and economic effects upon employees, suppliers, customers and others having similar relationships with the Corporation, and the communities in which the Corporation conducts its business.

        In connection with any such evaluation, the Board is authorized to conduct such investigations and to engage in such legal proceedings as the Board may determine.

        TENTH: The Corporation reserves the right to amend or repeal any provision contained in this Certificate of Incorporation in the manner prescribed by the laws of the State of Delaware and all rights conferred upon stockholders are granted subject to this reservation; provided, however. that, notwithstanding any other provision of this Certificate of Incorporation or any provision of law which might otherwise permit a lesser vote or no vote, but in addition to any vote of the holders of any class or series of the stock of this Corporation required by law or by this Certificate of Incorporation, the affirmative vote of the holders of at least 66-2/3% of the voting power of all of the then-outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to amend or repeal Article EIGHTH or this Article TENTH.


        IN WITNESS WHEREOF, the Corporation has caused this Restated Certificate of Incorporation, which only restates and integrates and does not further amend the provisions of the Restated Certificate of Incorporation of the Corporation as amended (there being no discrepancy between such provisions and the provisions of this Restated Certificate of Incorporation) and which has been duly adopted by the Board of Director of the Corporation in accordance with the provisions of Section 245 of the General Corporation Law of the State of Delaware, to be signed and attested by duly authorized officers thereof and its corporate seal to be hereunto affixed this day of June, 1993.

                                      TRIAD SYSTEMS CORPORATION



                                      By: /s/ JAMES R. PORTER
                                         -------------------------------------
                                         James R. Porter
                                         President and Chief Executive Officer

ATTEST:




/s/ JEROME W. CARLSON
--------------------------------
Jerome W. Carlson
Secretary